Exhibit 99.1

Crumbs Bake Shop, Inc. Reports Fourth Quarter 2013 Financial Results

NEW YORK, March 19, 2014 /PRNewswire/ -- Crumbs Bake Shop, Inc. ("Crumbs") (NASDAQ: CRMB), the largest cupcake specialty store chain in the U.S., today reported financial results for the year ended December 31, 2013.

Fourth Quarter 2013 Highlights as Compared to Fourth Quarter 2012 Highlights:

  Net sales increased 5.4% to $11.4 million.
  Store operating weeks increased 32.4% to 973 from 735.
  Gross profit increased 5.3% to $6.0 million.
  GAAP net loss attributable to controlling and non-controlling interests was $(5.8) million compared to a net loss attributable to controlling and non-controlling interests of $(6.4) million.
  Adjusted EBITDA1, a non GAAP measure, was $(2.7) million compared to $(1.8) million.
  See financial tables for a reconciliation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to GAAP results.

Edward M. Slezak, Chief Executive Officer, said "We have known for quite some time now that we needed to evolve our business model. During the fourth quarter we took the necessary steps to put ourselves in position to do just that. Our focus for 2014 will be on executing our initiatives and strategies of licensing our brand for complimentary product categories, positioning ourselves to move toward a franchise store model, and continuing to close under-performing stores. We believe these actions will put our business on a trajectory toward increased growth and vitality in the future."

Fourth Quarter 2013 Financial Results

Net sales increased 5.4% to $11.4 million from $10.8 million for the same period last year. Store operating weeks increased 32.4% to 973 from 735 for the fourth quarter of 2013 as compared to fourth quarter of 2012.

Cost of sales was $5.3 million compared to $5.1 million for the same period last year and remained relatively flat at 47.1% as a percentage of net sales. Gross profit increased 5.3% to $6.0 million from $5.7 million for the fourth quarter of 2012.

Staff expenses were $4.1 million compared to $5.4 million for the same period last year.

Occupancy expenses were $3.0 million compared to $2.7 million for the fourth quarter of 2012.

General and administrative expenses were $1.0 million, or 9.1% of net sales, compared to $0.9 million, or 8.6% of net sales, for the same period last year.

Adjusted EBITDA was $(2.7) million compared to $(1.8) million for the fourth quarter of 2012. See financial tables for a reconciliation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to GAAP results.

The GAAP net loss attributable to the controlling and non-controlling interests was $(5.8) million compared to a net loss of $(6.4) million for the fourth quarter of 2012.

Store Closings

While Crumbs opened one store in the fourth quarter of 2013, it closed 9 underperforming stores in that same period. Year to date for 2014, Crumbs has closed an additional 6 underperforming stores. The Company hopes to complete the process of closing under-performing stores before the end of third quarter of 2014.

Earnings Call

Crumbs will host an earnings call to discuss fourth quarter 2013 financial results on March 19, 2014 at 5:00 PM Eastern Time. Hosting the call will be Edward M. Slezak, Chief Executive Officer and General Counsel, and John D. Ireland, Senior VP of Finance, Chief Financial Officer and Treasurer.

The conference call can be accessed live over the phone by dialing 877-407-4018 or for international callers by dialing 201-689-8471. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 13578545. The replay will be available until April 2, 2014.

The call will also be webcast live from the Company's Web site at www.crumbs.com under the Investor Relations/Events & Presentations section. An archived webcast will be available beginning approximately one hour after the end of the call.

About Crumbs Bake Shop, Inc.

The first Crumbs bake shop opened in March 2003 on the Upper West Side of Manhattan and is well known for its innovative and oversized gourmet cupcakes. The Company currently has 65 locations in 12 states and the District of Columbia.

Forward Looking Statements

Some of the statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. Words such as "anticipate," "expect," "project," "intend," "plan," "believe," "target," "aim," "will" and words and terms of similar substance and any financial projections used in connection with any discussion of future plans, strategies, objectives, actions, or events identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. These statements are based on the beliefs of our management as well as assumptions made by and information currently available to us and reflect our current views concerning future events. As such, they are subject to risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among many others: the risk that the businesses of Crumbs Bake Shop, Inc. and Crumbs Holdings LLC and its wholly-owned subsidiaries will not be integrated successfully; the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items that form the basis for management's plans and assumptions are not realized; the risk of disruption from being a public company, making it more difficult to maintain relationships with customers, employees or suppliers; a reduction in industry profit margin; the inability to continue the development of the Crumbs brand; the timing of and ability to achieve profitability of new stores; the inability to manage or fund rapid growth; requirements or changes affecting the business in which Crumbs Bake Shop, Inc. and Crumbs Holdings LLC and its wholly-owned subsidiaries are engaged; our ability to successfully implement new strategies; operating hazards; and competition and the loss of key personnel; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; changing legislation and regulatory environments; the ability to meet the NASDAQ Stock Market's continued listing standards; a lower return on investment; and the general volatility of the market prices of our securities and general economic conditions. These and other risks are discussed in detail in the periodic reports that Crumbs Bake Shop, Inc. files with the Securities and Exchange Commission (the "SEC"), including in the "Risk Factors" section of its Annual Report on Form 10-K for the year ended December 31, 2012, and investors are urged to review those periodic reports and its other filings with the SEC, which are accessible on the SEC's website at www.sec.gov, before making an investment decision. Crumbs Bake Shop, Inc.'s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC. We assume no obligation to update these forward-looking statements except as required by law.

Non-GAAP Information

This press release includes certain numerical measures that are or may be considered "non-GAP financial measures" under the SEC's Regulation G. "GAAP" refers to generally accepted accounting principles in the United States. The reconciliations of such measures to the most comparable GAAP figures, in accordance with Regulation G, are included herein. Crumbs presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public, including use of Adjusted EBITDA as a financial measure, which also facilitates comparisons to our historical performance.

The Company is providing Adjusted EBITDA information, which is defined as net income of the combined company, including net income attributable to any non-controlling interest, determined in accordance with all applicable and effective GAAP pronouncements up to December 31, 2010, before interest income or expense, income taxes and any gains or losses resulting from the change in estimate relating to our tax receivable agreement, depreciation, amortization, deferred rent expense, losses or gains resulting from adjustments to the fair value of the contingent consideration, stock-based compensation expense, extraordinary or non-recurring expenses and all other extraordinary non-cash items for the applicable period as a compliment to GAAP results. Adjusted EBITDA measures are commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in the accompanying tables. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

CRUMBS BAKE SHOP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012

Net sales	$11,352	$10,776	$47,203	$43,029

Cost of sales	5,349	5,076	21,707	19,059

Gross profit	6,003	5,700	25,496	23,970

Operating expenses
Selling expenses	615	395	2,302	1,377
Staff expenses	4,183	5,447	16,368	15,517
Occupancy expenses	3,041	2,720	12,739	10,026
General and administrative	1,029	930	3,995	3,332
New store expenses	3	129	431	452
Depreciation and amortization	731	524	2,637	1,916
Loss on disposal of property and equipment	959	4	1,098	18
Loss on impairment of assets	1,322	1,869	1,322	1,869

	11,883	12,018	40,892	34,507

Loss from operations	(5,880)	(6,318)	(15,396)	(10,537)

Other income (expense)
Interest expense	(163)	-	(403)	-
Interest and other income	2	3	37	22
Abandoned projects	(7)	-	(136)	(111)
Change in fair value of warrant liability	273	(109)	55	273

	105	(106)	(447)	184

Loss before income tax benefit	(5,775)	(6,424)	(15,843)	(10,353)

Income tax benefit (expense)	-	-	(2,386)	7

Net loss attributable to the
controlling and non-controlling interests	(5,775)	(6,424)	(18,229)	(10,346)

Less: Net loss attributable to
non-controlling interest	933	1,063	2,968	2,651

Net loss attributable to stockholders	$(4,842)	$(5,361)	$(15,261)	$(7,695)

Net loss per common share, basic and diluted	$(0.42)	$(0.49)	$(1.32)	$(1.12)

Weighted average number of common
shares outstanding, basic and diluted	11,631	10,908	11,600	6,864

CRUMBS BAKE SHOP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,	December 31,
	2013	2012

ASSETS

Current assets
Cash	$893	$6,270
Trade receivables	321	259
Inventories	418	559
Prepaid rent	-	600
Other current assets	424	410

Total current assets	2,056	8,098

Property and equipment, net	14,598	13,128

Other assets
Deferred tax asset	-	4,774
Restricted certificates of deposit	673	673
Intangible assets, net	846	448
Capitalized lease costs	754	-
Deposits	239	289
Debt issuance costs	838	477

Total other assets	3,350	6,661

	$20,004	$27,887

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$3,785	$2,080
Payroll liabilities	365	357
Sales tax payable	182	110
Deferred licensing royalties	17
Gift cards and certificates outstanding	258	234

Total current liabilities	4,607	2,781

Long-term liabilities
Deferred rent	4,066	3,791
Payable to related parties pursuant to tax receivable agreement	-	2,387
Warrant liability	327	382
Convertible notes payable	10,000	-

Total liabilities	19,000	9,341

Commitments and contingencies

Stockholders' equity
Preferred stock, $.0001 par value; 1,000 shares authorized;
234 shares issued and outstanding at December 31, 2012 and
390 shares issued and outstanding at December 31, 2011	-	-
Common stock, $.0001 par value; 100,000 shares authorized;
13,392 shares issued, 11,798 outstanding at December 31, 2012 and
7,100 shares issued, 5,506 outstanding at December 31, 2011	1	1
Additional paid-in capital	39,805	39,117
Accumulated deficit	(25,037)	(9,776)
Treasury stock, at cost	(15,914)	(15,914)

Total Crumbs Bake Shop, Inc. stockholders' equity	(1,145)	13,428

Non-controlling interest	2,149	5,118

Total stockholders' equity	1,004	18,546

	$20,004	$27,887

CRUMBS BAKE SHOP, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NEAREST COMPARABLE GAAP MEASURE
(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012

Net income (loss) attributed to the controlling
and non-controlling interest	$(5,775)	$(6,424)	$(18,229)	$(10,346)

Non-recurring expenses	-	-	(20)	-
Stock-based compensation	107	1,974	523	2,256
Deferred rent	97	134	713	758
Depreciation and amortization	731	524	2,637	1,916
Loss on disposal of property and equipment	959	4	1,098	18
Loss on impairment of assets	1,322	1,869	1,322	1,869
Interest expense	163	-	403	-
Interest income	(1)	-	(5)	(3)
Abandoned projects	7	-	136	111
Change in fair value of warrant liability	(273)	109	(55)	(273)
Income tax benefit	-	-	2,386	(7)
Adjusted EBITDA	$(2,663)	$(1,810)	$(9,091)	$(3,701)

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CONTACT: Investor Relations, Ronda S. Kase, IR@crumbs.com / 646-478-9917